UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-11(b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. ___)*


                               1-800-Flowers, Inc.
                            ------------------------
                                (Name of Issuer)


                              Class A Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   68243Q 10 6
                                 --------------
                                 (CUSIP Number)


                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

CUSIP NO. 68243Q 10 6                                         PAGE 2 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Partners II, L.P. ("BM II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    794,550  shares,  except that BCM II, the general partner of
    NUMBER OF       BM II, and David M.  Beirne  ("Beirne"),  Bruce W.  Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members of BCM II, may be deemed to have shared voting power
    REPORTING       to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    794,550  shares,  except that BCM II, the general partner of
                    BM II, and Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff
                    and  Spurlock,  the members of BCM II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   794,550
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.29%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 3 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund II, L.P. ("FF II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    94,070 shares, except that BCM II, the general partner of FF
    NUMBER OF       II,  and  David M.  Beirne  ("Beirne"),  Bruce  W.  Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members of BCM II, may be deemed to have shared voting power
    REPORTING       to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    94,070 shares, except that BCM II, the general partner of FF
                    II, and Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff
                    and  Spurlock,  the members of BCM II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   94,070
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.15%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 4 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund II-A, L.P. ("FF II-A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    49,900 shares, except that BCM II, the general partner of FF
    NUMBER OF       II-A,  and David M.  Beirne  ("Beirne"),  Bruce W.  Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members of BCM II, may be deemed to have shared voting power
    REPORTING       to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    49,900 shares, except that BCM II, the general partner of FF
                    II-A, and Beirne, Dunlevie,  Gurley, Harvey, Kagle, Rachleff
                    and  Spurlock,  the members of BCM II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   49,900
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.08%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 5 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Members' Fund II, L.P. ("MF II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    13,350 shares, except that BCM II, the general partner of MF
    NUMBER OF       II,  and  David M.  Beirne  ("Beirne"),  Bruce  W.  Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members of BCM II, may be deemed to have shared voting power
    REPORTING       to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    13,350 shares, except that BCM II, the general partner of MF
                    II, and Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff
                    and  Spurlock,  the members of BCM II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   13,350
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.02%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 6 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Management Co. II, L.L.C. ("BCM II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    951,870  shares,  of which 794,550 are directly  owned by BM
    NUMBER OF       II; 94,070 are directly  owned by FF II; 49,900 are directly
     SHARES         owned by FF II-A;  and 13,350 are  directly  owned by MF II.
   BENEFICIALLY     BCM II, the general  partner of BM II, FF II, FF II-A and MF
    OWNED BY        II, and Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff
      EACH          and  Spurlock,  the members of BCM II, may be deemed to have
    REPORTING       shared power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    951,870  shares,  of which 794,550 are directly  owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned by FF II-A;  and 13,350 are  directly  owned by MF II.
                    BCM II, the general  partner of BM II, FF II, FF II-A and MF
                    II, and Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff
                    and  Spurlock,  the members of BCM II, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   951,870
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.54%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 7 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Partners III, L.P. ("BM III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,816,550  shares,  except that BCM III, the general partner
    NUMBER OF       of BM III, and David M. Beirne ("Beirne"), Bruce W. Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members  of BCM III,  may be  deemed to have  shared  voting
    REPORTING       power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,816,550  shares,  except that BCM III, the general partner of BM III,  and Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,816,550
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.94%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 8 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund III, L.P. ("FF III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    529,710 shares,  except that BCM III, the general partner of
    NUMBER OF       FF III, and David M. Beirne  ("Beirne"),  Bruce W.  Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members  of BCM III,  may be  deemed to have  shared  voting
    REPORTING       power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    529,710 shares,  except that BCM III, the general partner of
                    FF  III,  and  Beirne,  Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   529,710
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.86%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                         PAGE 9 OF 31 PAGES
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Founders' Fund III-A, L.P. ("FF III-A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    143,500 shares,  except that BCM III, the general partner of
    NUMBER OF       FF III-A, and David M. Beirne ("Beirne"),  Bruce W. Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members  of BCM III,  may be  deemed to have  shared  voting
    REPORTING       power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    143,500 shares,  except that BCM III, the general partner of
                    FF III-A,  and  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   143,500
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.23%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 10 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Members' Fund III, L.P. ("MF II")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    53,410 shares,  except that BCM III, the general  partner of
    NUMBER OF       MF III, and David M. Beirne  ("Beirne"),  Bruce W.  Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members  of BCM III,  may be  deemed to have  shared  voting
    REPORTING       power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    53,410 shares,  except that BCM III, the general  partner of
                    MF  III,  and  Beirne,  Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   53,410
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.09%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 11 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Capital Management Co. III, L.L.C. ("BCM III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    6,447,210  shares,  of which 1,816,550 are directly owned by
    NUMBER OF       BM III;  529,710 are directly  owned by FF III;  143,500 are
     SHARES         directly owned by FF III-A;  53,410 are directly owned by MF
   BENEFICIALLY     III; and  3,904,040  are directly  owned by BI III. BCM III,
    OWNED BY        the general  partner of BM III, FF III, FF III-A, MF III and
      EACH          BI  III,  and  Beirne,  Dunlevie,   Gurley,  Harvey,  Kagle,
    REPORTING       Rachleff and Spurlock, the members of BCM III, may be deemed
     PERSON         to have shared power to vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    6,447,210  shares,  of which 1,816,550 are directly owned by
                    BM III;  529,710 are directly  owned by FF III;  143,500 are directly owned by FF III-A;  53,410 are directly owned by MF
                    III; and  3,904,040  are directly  owned by BI III. BCM III, the general  partner of BM III, FF III, FF III-A, MF III and
                    BI  III,  and  Beirne,  Dunlevie,   Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,447,210
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.43%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 12 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Benchmark Investors III, L.P. ("BI III")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,904,040  shares,  except that BCM III, the general partner
    NUMBER OF       of BI III, and David M. Beirne ("Beirne"), Bruce W. Denlevie
     SHARES         ("Dunlevie"),  J. William Gurley ("Gurley"), Kevin R. Harvey
   BENEFICIALLY     ("Harvey"),  Robert C. Kagle  ("Kagle"),  Andrew S. Rachleff
    OWNED BY        ("Rachleff")  and  Steven  M.  Spurlock  ("Spurlock"),   the
      EACH          members  of BCM III,  may be  deemed to have  shared  voting
    REPORTING       power to vote these shares.
     PERSON         ------------------------------------------------------------
      WITH       6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,904,040  shares,  except that BCM III, the general partner of BI III,  and Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                    Rachleff and Spurlock, the members of BCM III, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,904,040
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.32%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 13 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   David M. Beirne ("Beirne")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Beirne, a member of BCM
                    II, may be deemed to have shared power to vote these shares.
                    BCM III is the general  partner of BM III, FF III, FF III-A,
                    MF III and BI III,  and Beirne,  a member of BCM III, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Beirne, a member of BCM
                    II, may be deemed to have  shared  power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A,  MF III and BI III, and Beirne,  a member of BCM III, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,402,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 14 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Bruce W. Dunlevie ("Dunlevie")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and  Dunlevie,  a member of
                    BCM II,  may be deemed to have  shared  power to vote  these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A, MF III and BI III, and Dunlevie, a member of BCM III, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and  Dunlevie,  a member of
                    BCM II,  may be deemed to have  shared  power to  dispose of these shares.  BCM III is the general  partner of BM III, FF
                    III, FF III-A, MF III and BI III, and Dunlevie,  a member of
                    BCM III,  may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,402,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 15 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. William Gurley ("Gurley")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Gurley, a member of BCM
                    II, may be deemed to have shared power to vote these shares.
                    BCM III is the general  partner of BM III, FF III, FF III-A,
                    MF III and BI III,  and Gurley,  a member of BCM III, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Gurley, a member of BCM
                    II, may be deemed to have  shared  power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A,  MF III and BI III, and Gurley,  a member of BCM III, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,402,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 16 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Kevin R. Harvey ("Harvey")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,000 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Harvey, a member of BCM
                    II, may be deemed to have shared power to vote these shares.
                    BCM III is the general  partner of BM III, FF III, FF III-A,
                    MF III and BI III,  and Harvey,  a member of BCM III, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,000 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Harvey, a member of BCM
                    II, may be deemed to have  shared  power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A,  MF III and BI III, and Harvey,  a member of BCM III, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,402,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 17 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Robert C. Kagle ("Kagle")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,000  shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Kagle,  a member of BCM
                    II, may be deemed to have shared power to vote these shares.
                    BCM III is the general  partner of BM III, FF III, FF III-A,
                    MF III and BI III,  and Kagle,  a member of BCM III,  may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,000  shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and Kagle,  a member of BCM
                    II, may be deemed to have  shared  power to dispose of these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A,  MF III and BI III,  and Kagle,  a member of BCM III, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,402,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 18 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Andrew S. Rachleff ("Rachleff")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,000  shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and  Rachleff,  a member of
                    BCM II,  may be deemed to have  shared  power to vote  these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A, MF III and BI III, and Rachleff, a member of BCM III, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    3,000  shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and  Rachleff,  a member of
                    BCM II,  may be deemed to have  shared  power to  dispose of these shares.  BCM III is the general  partner of BM III, FF
                    III, FF III-A, MF III and BI III, and Rachleff,  a member of
                    BCM III,  may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,402,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.98%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

CUSIP NO. 68243Q 10 6                                        PAGE 19 OF 31 PAGES
---------------------                                        -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Steven M. Spurlock ("Spurlock")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares.
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     7,399,080  shares, of which 794,550 are directly owned by BM
    OWNED BY        II; 94,070 are directly  owned by FF II; 49,900 are directly
      EACH          owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
    REPORTING       1,816,550 are directly owned by BM III; 529,710 are directly
     PERSON         owned by FF III;  143,500  are  directly  owned by FF III-A;
      WITH          53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and  Spurlock,  a member of
                    BCM II,  may be deemed to have  shared  power to vote  these shares. BCM III is the general partner of BM III, FF III, FF
                    III-A, MF III and BI III, and Spurlock, a member of BCM III, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    7,399,080  shares, of which 794,550 are directly owned by BM
                    II; 94,070 are directly  owned by FF II; 49,900 are directly owned  by FF  II-A;  13,350  are  directly  owned  by MF II;
                    1,816,550 are directly owned by BM III; 529,710 are directly owned by FF III;  143,500  are  directly  owned by FF III-A;
                    53,410  are  directly  owned by MF III;  and  3,904,040  are directly  owned by BI III. BCM II is the general  partner of
                    BM II, FF II, FF II-A and MF II, and  Spurlock,  a member of
                    BCM II,  may be deemed to have  shared  power to  dispose of these shares.  BCM III is the general  partner of BM III, FF
                    III, FF III-A, MF III and BI III, and Spurlock,  a member of
                    BCM III,  may be deemed to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   7,399,080
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.97%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            1-800-Flowers.com, Inc.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1600 Stewart Avenue
            Westbury, NY 11590


ITEM 2(a).  NAME OF PERSON FILING:

            This statement is filed by Benchmark Capital Partners II, L.P., a Delaware limited partnership ("BM II"), Benchmark Founders' Fund II, L.P., a Delaware limited partnership ("FF II"), Benchmark Founders' Fund II-A, L.P., a Delaware limited partnership ("FF II-A"), Benchmark Members' Fund II, L.P., a Delaware limited partnership ("MF II"), Benchmark Capital Management Co. II, L.L.C. ("BCM II"), a Delaware limited liability company, Benchmark Capital Partners III, L.P., a Delaware limited partnership ("BM III"), Benchmark Founders' Fund III, L.P., a Delaware limited partnership ("FF III"), Benchmark Founders' Fund III-A, L.P., a Delaware limited partnership ("FF III-A"), Benchmark Members' Fund III, L.P., a Delaware limited partnership ("MF III"), Benchmark Investors III, L.P. ("BI III"), a Delaware limited partnership, Benchmark Capital Management Co. II, L.L.C. ("BCM III"), a Delaware limited liability company, David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            BCM II is the general partner of BM II, FF II, FF II-A and MF II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM II, FF II, FF II-A and MF II. BCM III is the general partner of BM III, FF III, FF III-A, MF III and BI III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BM III, FF III, FF III-A, MF III and BI III. Beirne,
            Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are the general partners/managing members of BCM II and BCM III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by BM II, FF II, FF II-A, MF II, BM III, FF III, FF III-A, MF III and BI III.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            The address of the principal business office for each of the Reporting Persons is:

            Benchmark Capital
            2480 Sand Hill Road, Suite 200
            Menlo Park, CA 94025

ITEM 2(c)   CITIZENSHIP:
            BM II, FF II, FF II-A, MF II, BM III, FF III, FF III-A, MF III and BI III are Delaware limited partnerships. BCM II and BCM III are Delaware limited liability companies. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Class A Common Stock

ITEM 2(e).  CUSIP NUMBER:
            68243Q 10 6

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP:

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.


                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Under certain circumstances set forth in the limited partnership agreements of BM II, FF II, FF II-A and MF II, and the limited liability company agreement of BCM II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

            Under certain circumstances set forth in the limited partnership agreements of BM III, FF III, FF III-A, MF III and BI III, and the limited liability company agreement of BCM III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable

ITEM 10.    CERTIFICATION:

            Not applicable

                                                                   Page 23 of 31
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

February 10, 2000              BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                               a Delaware Limited Liability Company

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK CAPITAL PARTNERS II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK FOUNDERS' FUND II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK FOUNDERS' FUND II-A, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK MEMBERS' FUND II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK CAPITAL MANAGEMENT CO. III, L.L.C.,
                               a Delaware Limited Liability Company

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK CAPITAL PARTNERS III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK FOUNDERS' FUND III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK FOUNDERS' FUND III-A, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK MEMBERS' FUND III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK INVESTORS, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              DAVID M. BEIRNE

                               By: /s/ David M. Beirne
                                   ------------------------------------
                                   David M. Beirne


                               BRUCE W. DUNLEVIE

                               By: /s/ Bruce W. Dunlevie
                                   ------------------------------------
                                   Bruce W. Dunlevie


                               J. WILLIAM GURLEY

                               By: /s/ J. William Gurley
                                   ------------------------------------
                                   J. William Gurley


                               KEVIN R. HARVEY

                               By: /s/ Kevin R. Harvey
                                   ------------------------------------
                                   Kevin R. Harvey

                               ROBERT C. KAGLE

                               By: /s/ Robert C. Kagle
                                   ------------------------------------
                                   Robert C. Kagle


                               ANDREW S. RACHLEFF

                               By: /s/ Andrew S. Rachleff
                                   ------------------------------------
                                   Andrew S. Rachleff


                               STEVEN M. SPURLOCK

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock

                                                                   Page 27 of 31
                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                   28

                                                                   Page 28 of 31
                                    Exhibit A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of 1-800-Flowers.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000


February 10, 2000              BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C.,
                               a Delaware Limited Liability Company

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK CAPITAL PARTNERS II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK FOUNDERS' FUND II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                     a Delaware Limited Liability Company
                                     Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK FOUNDERS' FUND II-A, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK MEMBERS' FUND II, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. II, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK CAPITAL MANAGEMENT CO. III, L.L.C.,
                               a Delaware Limited Liability Company

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK CAPITAL PARTNERS III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK FOUNDERS' FUND III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK FOUNDERS' FUND III-A, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member


February 10, 2000              BENCHMARK MEMBERS' FUND III, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner


                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              BENCHMARK INVESTORS, L.P.,
                               a Delaware Limited Partnership

                               By: Benchmark Capital Management Co. III, L.L.C.,
                                   a Delaware Limited Liability Company
                                   Its General Partner

                               By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock
                                   Member

February 10, 2000              By: /s/ Bruce W. Dunlevie
                                   ------------------------------------
                                   Bruce W. Dunlevie

February 10, 2000               By: /s/ J. William Gurley
                                   ------------------------------------
                                   J. William Gurley

February 10, 2000              By: /s/ Kevin R. Harvey
                                   ------------------------------------
                                   Kevin R. Harvey

February 10, 2000              By: /s/ David M. Beirne
                                   ------------------------------------
                                   David M. Beirne


                               ROBERT C. KAGLE

February 10, 2000              By: /s/ Robert C. Kagle
                                   ------------------------------------
                                   Robert C. Kagle


                               ANDREW S. RACHLEFF

February 10, 2000              By: /s/ Andrew S. Rachleff
                                   ------------------------------------
                                   Andrew S. Rachleff


                               STEVEN M. SPURLOCK

February 10, 2000              By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock

February 10, 2000              By: /s/ Robert C. Kagle
                                   ------------------------------------
                                   Robert C. Kagle


February 10, 2000              By: /s/ Andrew S. Rachleff
                                   ------------------------------------
                                   Andrew S. Rachleff


February 10, 2000              By: /s/ Steven M. Spurlock
                                   ------------------------------------
                                   Steven M. Spurlock